Exhibit 99.1

XELR8 Holdings names Sanford Greenberg as Chairman of the Board

Denver, CO.-March 11, 2009- XELR8 Holdings, Inc. (Trading Symbol: XELR) today announced the appointment of Sanford Greenberg, founder of XELR8 Holdings, Inc. as chairman of the board, replacing John “Jeb” McCandless, who will serve as lead director for the company.

“We are excited to have Sanford serve as Chairman of the Board and would like to thank Jeb McCandless for his service’ said John Pougnet, CEO of XELR8 Holdings, Inc. “As founder of XELR8, Sanford has a very thorough understanding of the business and will provide guidance as we continue to expand operations. I look forward to working with both Sanford and Jeb in growing our business.”

Mr. Greenberg is our Founder and since our inception in October 2000 until March 2005 served as our Chairman and Chief Executive Officer. In March 2005, Mr. Greenberg resigned his position as Chairman and Chief Executive Officer to devote full-time efforts in advancing our sales and marketing program through our independent distributors.

About XELR8 Holdings, Inc.
XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. XELR8's primary product is Bazi(TM), a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube, the South American Açai Berry, Blueberries and Raspberries plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, great tasting one-ounce shot.

XELR8's commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and former Head Coach Mike Shanahan; professional football superstars Brian Griese and Marco Rivera; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. Additionally, XELR8 has collaboration agreements with both the renowned Steadman Hawkins Clinic and the Greenville Hospital System of South Carolina. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its products offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
David Elias
Investor Relations
516-967-0205